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                                  EXHIBIT 7.1

                       AGREEMENT REGARDING JOINT FILING

    The undersigned agree that a Schedule 13D, and any amendments thereto that may be required, shall be filed jointly on behalf of the undersigned, and any other person or entity who may hereafter be included in the definition of "Lance Group" in any required amendment, when and if required under provisions of the Securities Exchange Act of 1934 or rules or regulations of the Securities and Exchange Commission thereunder.


Date: January 15, 1999                  /s/ C. Beverly Lance
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                                            C. Beverly Lance


                                        LANCE CHILDREN'S TRUST



Date: January 15, 1999                  By: /s/ C. Beverly Lance
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                                                C. Beverly Lance, Trustee